Exhibit 99.1

Moelis & Company Reports Third Quarter 2014 Financial Results;
Special Dividend of $1.00 Per Share in Addition to

Regular Quarterly Dividend of $0.20 Per Share

Record Third Quarter and First Nine Month Revenues

•                 Third quarter revenues of $128.7 million, up 30% from the third quarter of 2013; first nine month revenues of $374.9 million, up 46% from the same period in 2013

•                 Adjusted net income of $0.42 per share (diluted) for the third quarter and $1.19 per share (diluted) for the first nine months of 2014, respectively; GAAP net income of $0.40 per share (diluted) for the third quarter and net loss of $0.82 per share (diluted) for the period from the IPO closing on April 22, 2014 through September 30, 2014

•                 Continued to execute on growth strategy

—               Appointed Eric Cantor, former U.S. House Majority Leader, as Vice Chairman and Managing Director

—               Announced Managing Director hire in Frankfurt to expand coverage of the German-speaking region and the rest of Europe

•                 Declared special dividend of $1.00 per share in addition to regular quarterly dividend of $0.20 per share

NEW YORK, October 29, 2014 – Moelis & Company (“we” or the “Firm”) (NYSE: MC) today reported financial results for the third quarter ended September 30, 2014.  The Firm’s total revenues of $128.7 million for the quarter represented an increase of 30% from the third quarter of 2013.  Adjusted net income was $34.1 million or $0.42 per share (diluted).

First nine month revenues were $374.9 million, increasing 46% from the first nine months of 2013 and resulting in $96.9 million of Adjusted net income or $1.19 per share (diluted).  These results exclude $110.9 million of pre-tax one-time charges primarily associated with accelerating the vesting of equity in connection with the Firm’s IPO completed in April.

On a GAAP basis, the Firm reported net income of $32.8 million or $0.40 per share (diluted) for the quarter and a net loss of $5.7 million or $0.82 per share (diluted) for the year-to-date period.  The GAAP loss for the year-to-date period is primarily driven by the one-time acceleration of equity vesting that occurred in connection with our IPO and the fact that the allocation of income to shareholders only began following the IPO closing on April 22, 2014.

The Firm is committed to returning capital to shareholders and declared a special dividend of $1.00 per share in addition to a regular quarterly dividend of $0.20 per share. The special dividend primarily reflects our strong operating cash flows and includes a one-time cash tax benefit that arose in connection with our IPO.  Given the Firm’s limited public float, we intend to initially return capital to shareholders primarily through dividends until stock repurchases make sense for our Firm and our shareholders.

“We continue to be pleased with our strong financial performance in our first year as a public company.  Our record third quarter results demonstrate the continued improvement in the M&A environment, the strength of our ‘One Firm’ advisory model and the earnings power of our franchise,” said Ken Moelis, Chairman and Chief Executive Officer.

“Against the backdrop of an accelerating M&A market, our ability to integrate advice across a wide range of sectors, geographies and advisory services contributed to broad based revenue growth for our Firm.  Notably, our business in Europe performed very well as our team continues to build momentum in the region.  During the third quarter, we continued to execute on our strategy for profitable growth and ended the quarter with 96 Managing Directors, up from 88 Managing Directors as of the end of the second quarter.”

“Today’s dividend announcements underscore our strong financial discipline, the operating leverage in our capital light model and our commitment to return capital to shareholders while continuing to invest in expanding our business around the needs of our clients.”

The Firm’s revenues and net income can fluctuate materially depending on the number, size and timing of completed transactions on which it advised as well as other factors.  Accordingly, financial results in any particular quarter may not be representative of future results over a longer period of time.

GAAP and Adjusted Selected Financial Data (Unaudited)

	Three Months Ended September 30,
	2014	2014	2013	2014 vs. 2013 Variance
($ in thousands except per share data)	GAAP	Adjusted *	GAAP	GAAP vs. GAAP	Adjusted vs. GAAP

Revenues	$128,651	$128,651	$98,728	30%	30%
Expenses:
Compensation and benefits	68,148	66,670	64,966	5%	3%
Non-compensation expenses	24,730	24,730	19,245	29%	29%
Total operating expenses	92,878	91,400	84,211	10%	9%
Operating income (loss)	35,773	37,251	14,517	146%	157%
Other income and expenses	617	617	(1,101)	N/M	N/M
Income (loss) from equity method investment	1,105	1,105	1,739	-36%	-36%
Income (loss) before income taxes	37,495	38,973	15,155	147%	157%
Provision for income taxes	4,710	4,900	705	568%	595%
Net income (loss)	32,785	34,073	$14,450	127%	136%

Net income (loss) attributable to noncontrolling interests	26,285	27,324
Net income (loss) attributable to Moelis & Company	$6,500	$6,749

Diluted earnings per share	$0.40	$0.42

N/M = not meaningful

  * See Appendix for a reconciliation of GAAP to Adjusted

	Nine Months Ended September 30,
	2014	2014	2013	2014 vs. 2013 Variance
($ in thousands except per share data)	GAAP	Adjusted *	GAAP	GAAP vs. GAAP	Adjusted vs. GAAP

Revenues	$374,855	$374,855	$257,091	46%	46%
Expenses:
Compensation and benefits	300,793	196,020	166,952	80%	17%
Non-compensation expenses	71,661	67,963	53,680	33%	27%
Total operating expenses	372,454	263,983	220,632	69%	20%
Operating income (loss)	2,401	110,872	36,459	-93%	204%
Other income and expenses	622	622	(968)	N/M	N/M
Income (loss) from equity method investment	(2,966)	(508)	2,588	N/M	N/M
Income (loss) before income taxes	57	110,986	38,079	N/M	191%
Provision for income taxes	5,790	14,084	1,782	225%	690%
Net income (loss)	(5,733)	96,902	$36,297	N/M	167%

Net income (loss) attributable to noncontrolling interests	6,777	78,004
Net income (loss) attributable to Moelis & Company	$(12,510)	$18,898

Diluted earnings per share	$(0.82)	$1.19

N/M = not meaningful

  * See Appendix for a reconciliation of GAAP to Adjusted

Moelis & Company completed its IPO on April 22, 2014 and introduced a new corporate structure.  The Adjusted results included herein remove the impact of charges related to the Firm’s IPO and reflect the allocation of net income to noncontrolling interests (72%) and to holders of Class A common stock (28%) as if the Firm had been operating in its new corporate structure since January 1, 2014.  We believe the Adjusted results, when presented together with comparable GAAP results, are useful to investors to compare our performance across periods and to better understand our operating results.  A reconciliation of our GAAP results to our Adjusted results is presented in the Appendix to this press release.

Revenues

For the third quarter of 2014, revenues were $128.7 million, as compared with $98.7 million in the third quarter of 2013, representing an increase of 30% and our best third quarter of revenues on record.  The growth in revenues was primarily driven by an improving M&A environment and increased activity levels as clients evaluated and executed a wide range of strategic alternatives.

For the first nine months of 2014, revenues were $374.9 million, as compared with $257.1 million in the same period of 2013, representing an increase of 46%.  This compares favorably with an 11% increase in the number of global completed M&A transactions and a 9% increase in global completed M&A volume in the same period and demonstrates our continued advisory market share gains.1 While the number of clients we advised was relatively consistent year-over-year (we earned revenues from 206 clients as compared with 201 clients during the same period in 2013), the number of clients who paid fees equal to or greater than $1 million increased from 74 clients in the first nine months of 2013 to 99 clients in the same period of 2014.

We continued to execute on our strategy for profitable expansion.  In the third quarter, we hired Eric Cantor, former U.S. House Majority Leader, as Vice Chairman and Managing Director, to provide strategic counsel to the Firm’s clients and play a leading role in client development.  Mr. Cantor was also elected to the Firm’s Board of Directors.  In addition, we announced the appointment of Jan Caspar Hoffmann in Frankfurt to provide M&A and corporate finance advice to clients across the German-speaking region and the rest of Europe.

Expenses

The following tables set forth information relating to the Firm’s operating expenses, which are reported net of client expense reimbursements.

1 Source: Thomson Financial as of October 8, 2014; includes all transactions greater than $100 million in value

	Three Months Ended September 30,
	2014	2014	2013	2014 vs. 2013 Variance
($ in thousands)	GAAP	Adjusted *	GAAP	GAAP vs. GAAP	Adjusted vs. GAAP

Expenses:

Compensation and benefits	$68,148	$66,670	$64,966	5%	3%

% of revenues	53%	52%	66%

Non-compensation expenses	$24,730	$24,730	$19,245	29%	29%

% of revenues	19%	19%	19%

Total operating expenses	$92,878	$91,400	$84,211	10%	9%

% of revenues	72%	71%	85%

Income (loss) before income taxes	$37,495	$38,973	$15,155	147%	157%

% of revenues	29%	30%	15%

N/M = not meaningful

* See Appendix for a reconciliation of GAAP to Adjusted

	Nine Months Ended September 30,
	2014	2014	2013	2014 vs. 2013 Variance
($ in thousands)	GAAP	Adjusted *	GAAP	GAAP vs. GAAP	Adjusted vs. GAAP

Expenses:
Compensation and benefits	$300,793	$196,020	$166,952	80%	17%
% of revenues	80%	52%	65%
Non-compensation expenses	$71,661	$67,963	$53,680	33%	27%
% of revenues	19%	18%	21%
Total operating expenses	$372,454	$263,983	$220,632	69%	20%
% of revenues	99%	70%	86%
Income (loss) before income taxes	$57	$110,986	$38,079	N/M	191%
% of revenues	N/M	30%	15%

N/M = not meaningful

* See Appendix for a reconciliation of GAAP to Adjusted

Total operating expenses on an Adjusted basis were $91.4 million for the third quarter of 2014 as compared with GAAP operating expenses of $84.2 million for the third quarter of 2013.  For the first nine months of 2014, Adjusted operating expenses were $264.0 million as compared with $220.6 million for the same period of 2013.  The increase in operating expenses in 2014 primarily resulted from increased compensation and benefits expenses consistent with increased revenues as well as increased non-compensation expenses reflecting a more active business and recruiting environment and expenses incurred in connection with operating as a public company.  The pre-tax income margin improved from 15% on a GAAP basis in both the third quarter and first nine months of 2013 to 30% on an Adjusted basis in the same periods of 2014.

In the third quarter of 2014, compensation and benefits expenses on an Adjusted basis were $66.7 million, or 52% of revenues, which compares with GAAP compensation and benefits expenses of $65.0 million, or 66% of revenues, for the third quarter of 2013.  In the first nine months of 2014, compensation and benefits expenses on an Adjusted basis were $196.0 million, or 52% of revenues, which compares with GAAP compensation and benefits expenses of $167.0 million, or 65% of revenues, for the first nine months of 2013.  Adjusted compensation and benefits expenses for the first nine months of 2014 exclude $104.8 million of compensation charges primarily driven by the vesting acceleration of equity held by Managing Directors, which occurred in connection with our IPO.  Following the vesting acceleration, pre-IPO equity held by our Managing Directors is subject to a minimum four to six year lock-up and is reflected in our fully exchangeable share count of 55.2 million shares of Class A common stock.2  As annual equity compensation granted in the future accumulates and amortizes, we expect that our compensation expense ratio will continue to increase toward our targeted long-term compensation ratio of approximately 57% to 58% of revenues.

Non-compensation expenses were $24.7 million for the third quarter of 2014 as compared with $19.2 million for the same period of the prior year.  The increase in non-compensation expenses was primarily driven by increased recruiting activity and new business development.  Our non-compensation expense ratio remained steady at 19% in the third quarter of both 2013 and 2014.

For the first nine months of 2014, Adjusted non-compensation expenses were $68.0 million as compared with GAAP non-compensation expenses of $53.7 million for the same period of the prior year.  The year-to-date 2014 Adjusted amounts exclude $3.7 million of one-time charges primarily related to the acceleration of vesting of equity held by non-employees of the Firm, including employees of our joint venture in Australia and members of our Global Advisory Board.  Our non-compensation expense ratio decreased from 21% of revenues on a GAAP basis in the first nine months of 2013 to 18% of revenues on an Adjusted basis in the first nine months of 2014, in-line with our long-term target of approximately 15% to 18% of revenues.

Provision for Income Taxes

Prior to our IPO, the Firm was not subject to federal income taxes, but was primarily subject to New York City unincorporated business tax.  As a result of completing our IPO in April, we have a new corporate structure and 28% of the operating partnership (Moelis & Company Group LP) is owned by the corporation (Moelis & Company) and is subject to U.S. federal income tax as a corporation.  On a GAAP and Adjusted basis, our provision for income taxes was $4.7 million and $4.9 million, respectively, for the third quarter of 2014 and $5.8 million and $14.1 million, respectively, for the first nine months of 2014.

2 Fully exchangeable share count includes the weighted average diluted share count of the corporation (Moelis & Company) for the three months ended September 30, 2014 plus the partnership units of the operating partnership (Moelis & Company Group LP) held directly by investors

Liquidity and Capital Resources

We continue to maintain a strong financial position and as of September 30, 2014, we held cash and short term investments of $216.1 million and had no debt on our balance sheet.

Special and Quarterly Dividend

The Board of Directors of Moelis & Company has declared a special dividend of $1.00 per share in addition to a regular quarterly dividend of $0.20 per share.  The $1.20 per share will be paid on November 24, 2014 to common stockholders of record on November 10, 2014.

These actions reflect Moelis & Company’s strong cash flow generation and commitment to its capital light business model by returning excess capital to shareholders.

Earnings Call

We will host a conference call beginning at 4:30pm ET on Wednesday, October 29, 2014, accessible via telephone and the internet.  Ken Moelis, Chairman and Chief Executive Officer, and Joe Simon, Chief Financial Officer, will review our third quarter 2014 financial results. Following the review, there will be a question and answer session.

Investors and analysts may participate in the live conference call by dialing 1-877-510-3938 (domestic) or 1-412-902-4137 (international) and referencing the Moelis & Company Third Quarter 2014 Earnings Call. Please dial in 15 minutes before the conference call begins. The conference call will also be accessible as a listen-only audio webcast through the Investor Relations section of the Moelis & Company website at www.moelis.com.

For those unable to listen to the live broadcast, a replay of the call will be available for one month via telephone starting approximately one hour after the live call ends. The replay can be accessed at 1-877-344-7529 (domestic) or 1-412-317-0088 (international); the conference number is 10053709.

About Moelis & Company

Moelis & Company is a leading global independent investment bank that provides innovative strategic advice and solutions to a diverse client base, including corporations, governments and financial sponsors.  The Firm assists its clients in achieving their strategic goals by offering comprehensive integrated financial advisory services across all major industry sectors.  Moelis & Company’s experienced professionals advise clients on their most critical decisions, including mergers and acquisitions, recapitalizations and restructurings and other corporate finance matters.  The Firm serves its clients with over 500 employees based in 16 offices in North and South America, Europe, the Middle East, Asia and Australia.  For further information about Moelis & Company, please visit www.moelis.com.

Forward-Looking Statements

This presentation contains forward-looking statements, which reflect the Firm’s current views with respect to, among other things, its operations and financial performance. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “target,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. For a further discussion of such factors, you should read the Firm’s filings with the Securities and Exchange Commission. The Firm undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

Non-GAAP Financial Measures

Adjusted results are a non-GAAP measure which better reflect management’s view of operating results.  We believe that the disclosed Adjusted measures and any adjustments thereto, when presented in conjunction with comparable GAAP measures, are useful to investors to understand the Firm’s results given the significant accounting impact of one-time charges and timing matters related to the Firm’s recent IPO.  These measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. A reconciliation of GAAP results to Adjusted results is presented in the Appendix.

Investor and Media Contact

Kate Pilcher Ciafone
Moelis & Company
t: + 1 212 883 3807
kate.ciafone@moelis.com

Appendix

GAAP Condensed Consolidated and Combined Statement of Operations Unaudited

GAAP Reconciliation to Adjusted Financial Information Unaudited

Moelis & Company

GAAP Condensed Consolidated and Combined Statement of Operations

Unaudited

(dollars in thousands, except for share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Revenues	$128,651	$98,728	$374,855	$257,091

Expenses
Compensation and benefits	68,148	64,966	300,793	166,952
Occupancy	3,560	3,504	10,195	10,542
Professional fees	5,995	2,999	14,588	8,887
Communication, technology and information services	3,945	3,443	11,589	9,885
Travel and related expenses	8,083	3,358	19,433	12,110
Depreciation and amortization	542	571	1,636	1,743
Other expenses	2,605	5,370	14,220	10,513
Total expenses	92,878	84,211	372,454	220,632

Operating income (loss)	35,773	14,517	2,401	36,459
Other income and expenses	617	(1,101)	622	(968)
Income (loss) from equity method investment	1,105	1,739	(2,966)	2,588
Income (loss) before income taxes	37,495	15,155	57	38,079
Provision for income taxes	4,710	705	5,790	1,782
Net income (loss)	32,785	$14,450	(5,733)	$36,297

Net income (loss) attributable to noncontrolling interests	26,285		6,777
Net income (loss) attributable to Moelis & Company	$6,500		$(12,510)

Weighted-average shares of Class A common stock outstanding
Basic	15,262,343		15,262,940
Diluted	16,205,254		15,262,940
Net income (loss) attributable to holders of shares of Class A common stock per share
Basic	$0.43		$(0.82)
Diluted	$0.40		$(0.82)

Moelis & Company

Reconciliation of GAAP to Adjusted Financial Information

Unaudited

(dollars in thousands, except share and per share data)

	Three Months Ended September 30, 2014
	GAAP	IPO-Related Expense Adjustments		Adjusted

Revenues	$128,651	$-		$128,651

Expenses
Compensation and benefits	68,148	(1,478)	(a)	66,670
Non-compensation expenses	24,730	-		24,730
Total operating expenses	92,878	(1,478)		91,400

Operating income (loss)	35,773	1,478		37,251
Other income and expenses	617	-		617
Income (loss) from equity method investment	1,105	-		1,105
Income (loss) before income taxes	37,495	1,478		38,973
Provision for income taxes	4,710	190		4,900
Net income (loss)	32,785	1,288		34,073

Net income (loss) attributable to noncontrolling interests	26,285	1,039		27,324
Net income (loss) attributable to Moelis & Company	$6,500	$249		$6,749
Weighted-average shares of Class A common stock outstanding
Basic	15,262,343			15,262,343
Diluted	16,205,254			16,205,254

Net income (loss) attributable to holders of shares of Class A common stock per share
Basic	$0.43			$0.44
Diluted	$0.40			$0.42

(a) Expense associated with the amortization of restricted stock units (“RSUs”) and stock options granted in connection with the IPO. Excludes RSUs granted at the time of the IPO in connection with 2013 incentive compensation.  In accordance with GAAP, amortization expense of RSUs and stock options granted in connection with the IPO will be recognized over the five year vesting period; we will continue to adjust for this expense due to the one-time nature of the grant.

	Nine Months Ended September 30, 2014
	GAAP	IPO-Related Expense Adjustments		IPO-Related Timing Adjustments		Adjusted
Revenues	$374,855	$-		$-		$374,855

Expenses
Compensation and benefits	300,793	(104,773)	(a)	-		196,020
Non-compensation expenses	71,661	(3,698)	(b)	-		67,963
Total operating expenses	372,454	(108,471)		-		263,983

Operating income (loss)	2,401	108,471		-		110,872
Other income and expenses	622	-		-		622
Income (loss) from equity method investment	(2,966)	2,458	(c)	-		(508)
Income (loss) before income taxes	57	110,929		-		110,986
Provision for income taxes	5,790	3,557		4,737	(d)	14,084
Net income (loss)	(5,733)	107,372		(4,737)		96,902

Net income (loss) attributable to noncontrolling interests	6,777	83,416		(12,189)	(e)	78,004
Net income (loss) attributable to Moelis & Company	$(12,510)	$23,956		$7,452	(e)	$18,898

Weighted-average shares of Class A common stock outstanding
Basic	15,262,940					15,262,940

Diluted	15,262,940					15,928,589

Net income (loss) attributable to holders of shares of Class A common stock per share
Basic	$(0.82)					$1.24

Diluted	$(0.82)					$1.19

(a) IPO-related compensation expenses:
Acceleration of Managing Director unvested equity	$87,601	(1)
Awards granted in connection with the IPO:
Amortization of restricted stock units	763	(2)
Amortization of stock options	2,046	(3)
Settlement of appreciation rights	4,014	(4)
Amortization of equity awards for the three months ended March 31, 2014 related to Managing Director equity awards accelerated upon IPO	10,349	(5)
Total IPO-related compensation expenses for the nine months ended September 30, 2014	$104,773

(1)	Expense associated with the one-time non-cash acceleration of unvested equity held by Managing Directors. Managing Directors are subject to a minimum four to six year lock-up on their equity vested in connection with the IPO.
(2)

Expense associated with the amortization of RSUs granted in connection with the IPO; excludes RSUs granted at the time of the IPO in connection with 2013 incentive compensation.  In accordance with GAAP, amortization expense of RSUs granted in connection with the IPO will be recognized over the five year vesting period; we will continue to adjust for this expense due to the one-time nature of the grant.

(3)

Expense associated with the amortization of stock options granted in connection with the IPO.  In accordance with GAAP, amortization expense of stock options granted in connection with the IPO will be recognized over the five year vesting period; we will continue to adjust for this expense due to the one-time nature of the grant.

(4)

Expense associated with the one-time compensation expense associated with the issuance of cash and fully vested shares of Class A common stock in settlement of appreciation rights issued in prior years.

(5)	Expense associated with the amortization of Managing Director equity awards during the three months ended March 31, 2014 which were subsequently accelerated upon completion of the IPO.

(b)         Expense associated with the one-time non-cash acceleration of unvested equity held by non-employees of Moelis & Company, including members of Moelis & Company’s Global Advisory Board and employees of the Firm’s joint venture in Australia (the “Australian JV”).  In accordance with GAAP, half of the expenses associated with employees of the Australian JV is included in non-compensation expenses and the other half is included in income (loss) from equity method investment (see (c) below).

(c)          Expense associated with the one-time non-cash acceleration of unvested equity held by employees of the Australian JV. Australian JV employees are subject to the Managing Director forfeiture and minimum four to six year lock-up terms.

(d)         Adjustment to tax provision as if the Firm had been operating in its new corporate structure since January 1, 2014.

(e)          Reflects an adjustment to record the allocation of earnings, net of tax, to noncontrolling interests (72%) and to Moelis & Company (28%) as if the Firm had been operating in its new corporate structure since January 1, 2014.